Exhibit 10.1

The security represented by this instrument was originally issued on February 22, 2008, and has not been registered under the Securities Act of 1933, as amended.  The transfer of such security is subject only to the conditions specified in Section 7 of this Note.

PROMISSORY NOTE

February 22, 2008	$41,000,000

For value received, Aldabra 2 Acquisition Corp., a Delaware corporation (to be renamed Boise Inc.) (“Parent”), and each other Person (other than any Credit Party) that is, or that may hereafter become, a domestic Subsidiary of Parent (collectively, such Subsidiaries, the “Subsidiary Obligors”), hereby jointly and severally promise to pay to the order of Boise Cascade, L.L.C., a Delaware limited liability company (“BC LLC”), or its registered assigns or transferees (as applicable), the principal amount of $41,000,000, together with interest thereon calculated from the Effective Date in accordance with the provisions of this Note.  Parent and the Subsidiary Obligors are collectively referred to herein as the “Payors” and, each individually as a “Payor”.

This Note was issued pursuant to Section 1F of that certain Purchase and Sale Agreement, dated as of September 7, 2007 (and as may be further amended, modified and/or supplemented from time to time, the “Purchase Agreement”), by and among BC LLC, Boise Paper Holdings, L.L.C., a Delaware limited liability company, Parent and the other entities party thereto, and this Note is one of the “Acceptable Notes” referred to in the Purchase Agreement.  The term “Notes”, as used in this Note, includes (x) each Acceptable Note issued from time to time pursuant to Section 1F of the Purchase Agreement and (y) each Note issued in replacement of and/or to any transferee of any Note (or any portion thereof), if any; provided that, if any time, this Note is the only “Note” issued and outstanding, then all reference herein to “Notes” shall be deemed to refer to this Note.  Except as defined in Section 9 hereof or unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

1.             Payment of Interest.

(a)           Generally.  Subject to the application of a higher interest rate pursuant to  Section 5(b)(i) hereof, with respect to each Interest Payment Period, interest shall accrue on a daily basis  on the unpaid principal amount of this Note outstanding from time to time at 15.75% per annum (computed on the basis of a 360-day year).

(b)           Interest Payment Dates.  On the last day of each Interest Payment Period, the Payors shall pay to the holder of this Note all accrued and unpaid interest on this Note, and in connection therewith, deliver to the holder of this Note a written notice specifying the applicable interest rate on this Note for such period.  “Interest Payment Period” means (i) initially, the period commencing on the Effective Date and ending on March 31, 2008 and (ii) thereafter, each quarterly period ending on June 30, September 30, December 31 or March 31, as applicable (each such date, an “Interest Payment Date”).

(c)           Accumulated Interest and Related Matters.  Without limiting any rights under Section 5 hereof, (i) during the period beginning on the Effective Date and ending on the earliest of (x) the Maturity Date and (y) the first date on which the entire unpaid principal amount of this Note (together with all accrued and unpaid interest thereon) is paid in full in cash to the holder of this Note (such period beginning on the Effective Date and ending on the first to occur of the events described in clauses (x) and (y), the “Cash Interest Deferral Period”), all accrued interest which is not paid in cash on any Interest Payment Date shall be accumulated and added to the principal amount outstanding on this Note as of any such Interest Payment Date, and shall thereafter accrue interest in accordance with Section 1(a) hereof, (ii) without duplication of amounts under clause (i) of this Section 1(c), any and all accrued interest which is not paid in cash on the date on which it is due and payable shall bear interest at the same rate at which interest is then accruing on the principal amount of this Note until such interest is paid in cash, (iii) any accrued interest which for any reason has not theretofore been paid shall be paid in full in cash on the date on which the final principal payment on this Note is made, and (iv) interest shall accrue on any principal payment due under this Note and, without duplication of amounts under clause (i) of this Section 1(c), on any interest which has not been paid on the date on which it is due and payable until such time as cash payment therefor is actually delivered to the holder of this Note.  All references to accrued but unpaid interest in this Note shall include interest that has accumulated in accordance with this Section 1(c) but has not been paid in cash in accordance with this Note.

2.             Payments on this Note; Related Matters.

(a)           Maturity.  The aggregate unpaid principal amount of this Note plus all accrued and unpaid interest thereon and all other amounts owed hereunder shall be paid by the Payors in full in cash on the Maturity Date.

(b)           Prepayments.

(i)            Optional.  Subject to Section 2(b)(ii) hereof, the Payors may, at any time and from time to time without premium or penalty, prepay all or any portion (in the case of less than 100% of the outstanding amounts of the Notes, in whole number multiples of $100,000 only) of the outstanding principal amount of the Notes; provided that, with respect to any cash proceeds received by any Payor from any Credit Party pursuant to any dividend or other distribution by such Credit Party, such cash proceeds may not be used to prepay the Notes unless (i) such prepayment is otherwise permitted under the 1st Lien Loan Agreement and 2nd Lien Loan Agreement, (ii) the Loans are no longer outstanding or (iii) the applicable Payor has received the required consents under the 1st Lien Loan Agreement and 2nd Lien Loan Agreement to use such proceeds to prepay the Notes.  In connection with each prepayment of principal hereunder, the Payors shall also pay all accrued and unpaid interest on the principal amount of the Notes being repaid.  For the avoidance of doubt, a prepayment of less than all of the outstanding principal amount of each of the Notes under this Section 2(b)(i) shall not relieve the Payors of their other obligations (including under Section 2(a) above and Section 2(b)(ii) below).

(ii)           Mandatory.

(A)          In Whole.  The Payors shall prepay the entire outstanding principal amount of this Note (plus all accrued and unpaid interest thereon and all other amounts owed hereunder with respect thereto) upon the consummation or occurrence of a Prepayment Event.  For purposes of the Notes, the term “Prepayment Event” means any of the following: (i) any Change of Control (as such term is defined in the 1st Lien Loan Agreement as in effect on the date hereof and determined without giving effect to any waiver of compliance with and/or other modification and/or amendment thereof); (ii) any sale or transfer of more than 50% of the assets of Parent and its Subsidiaries on a consolidated basis (measured by either book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of Parent’s Board) in any transaction or series of transactions (including any sale or other disposition of capital stock of any of Parent’s

Subsidiaries (whether by merger, consolidation or otherwise), but excluding sales of inventory in the ordinary course of business); (iii) upon the occurrence of any Event of Default described in Section 5(a)(iii) and (iv) with respect to any other Event of Default, upon declaration by the Majority Holders in accordance with Section 5(b)(iii).

(B)           Other.  Within ten (10) Business Days after the receipt thereof, the Payors shall use 100% of the cash proceeds received by any Payor and/or any Subsidiary Obligor (directly or indirectly) from (x) the sale, issuance, exercise or transfer of any Equity Securities or Equity Equivalents or debt securities of, and/or from the incurrence of any Indebtedness by, any Payor and/or any of its Subsidiary Obligors and/or (y) any cash dividends, distributions or other payments received by any Payor from any Subsidiary Obligor or Credit Party (other than, in respect of this clause (y), amounts to pay expenses incidental to such Payor’s or Subsidiary Obligor’s expenses and any such amounts as are distributed from time to time to Parent to fund Parent’s repurchases of Equity Securities or Equity Equivalents to the extent such repurchases are permitted to be made by Parent under Section 6(c)(ii) hereof without the consent of the Majority Holders), in each case, to repay the Notes; provided that, with respect to any cash proceeds received by any Payor from any Credit Party pursuant to any dividend or other distribution  by such Credit Party described in clause (y) hereof, such cash proceeds may not be used to prepay the Notes unless (i) such prepayment is otherwise permitted under the 1st Lien Loan Agreement and 2nd Lien Loan Agreement, (ii) the Loans are no longer outstanding or (iii) the applicable Payor has received the required consents under the 1st Lien Loan Agreement and 2nd Lien Loan Agreement to use such proceeds to prepay the Notes.  To the extent such payment is not sufficient to pay all amounts then due and owing in respect of the Notes, any such payment shall be made in accordance with Section 3 of the Notes.

(c)           Other Adjustments to the Notes.  In the event that it is determined (in accordance with the terms and provisions of the Purchase Agreement) that the Excess Amount is owed by BC LLC to Parent under Section 1E(iv) of the Purchase Agreement, then, so long as any Notes are then outstanding and notwithstanding any provision in the Notes or the Purchase Agreement to the contrary, such payment to Parent of the Excess Amount shall be effected (in full and complete satisfaction of all obligations owned by BC under the Purchase Agreement or otherwise in respect of the Excess Amount and without duplication) by reducing the aggregate principal amount of the Notes by an aggregate amount equal to the Excess Amount (and the payment of all accrued and unpaid interest since the Effective Date on such principal amount of the Notes so reduced shall be waived), with such reduction to be applied to the Notes pro rata based upon the aggregate unpaid principal amount of the Notes then outstanding as of immediately prior to any such reduction.  In addition, in the event that (i) it is determined that any portion of the Adjustment Amount is due and owing to BC LLC under the Purchase Agreement and such portion is to be paid by Parent by delivery to BC LLC of an Acceptable Note pursuant to Section 1F(i) of the Purchase Agreement and (ii) BC LLC and/or Boise Cascade Holdings, L.L.C. is the holder of this Note, then, in lieu of delivering another Acceptable Note to such holder in respect of such payment, the aggregate unpaid principal amount of this Note shall be increased, effective as of the Effective Date, by an aggregate amount equal to such portion of the Adjustment Amount and interest shall be deemed to have accrued and compounded on such additional principal amount from and after the Effective Date, and Parent’s obligations under the Purchase Agreement to deliver to BC LLC another Acceptable Note in respect of such portion of the Adjustment Amount shall be deemed satisfied.  Such reduction or increase, as the case may be, shall occur automatically and without any further action on the part of BC LLC, Parent and/or the holder of this Note and such reduction or increase shall be deemed effective as of the fifth (5th) Business Day after the Closing Purchase Price becomes final and binding on the parties to the Purchase Agreement under Section 1E of the Purchase Agreement.  BC LLC, Parent and the holder of this Note agree to take such action as may be reasonably requested by any of the foregoing Persons to make reasonably apparent to a third party that any such reduction or increase of any such portion of this Note has been effected.

(d)           Schedule of Adjustment.  The date and amount of any reduction or increase of principal and interest on this Note pursuant to Section 2(c) hereof shall be noted by the holder hereof on Schedule I annexed hereto and made a part hereof; provided, however, that the failure of the holder to make, or any error in making, any such notation shall not limit, expand or otherwise affect the obligations of the Payors under the Notes.

3.             Manner of Payment.

(a)           Allocation.  Except as otherwise expressly provided herein, each payment with respect to this Note shall first be applied to payment of accrued and unpaid interest and, after payment of all such interest, then to payment of outstanding principal.

(b)           Pro Rata Payment.  Except as otherwise expressly provided for in the Notes, all payments to the holders of the Notes (whether for principal, interest or other amounts thereon) shall be made pro rata among such holders based upon the aggregate unpaid principal amount of the Notes held by each such holder.  If any holder of a Note obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) of principal, interest or other amount with respect to any Note in excess of such holder’s pro rata share of such payments obtained by all holders of the Notes (other than as expressly provided in the Notes), by acceptance of a Note, each such holder agrees to purchase from the other holders of the Notes such participation in the Notes held by them as is necessary to cause such holders to share the excess payment ratably among each of them as provided in this Section 3(b).

4.             Guarantors.  In order to guarantee the prompt payment of all obligations, liabilities or sums due or to become due under the Notes, Parent and the Subsidiary Obligors shall cause each Credit Party to execute that certain Guaranty, dated as of the Effective Date (the “Guaranty”).  In addition, in the event that any Person hereafter becomes a Credit Party, the Payors shall cause such Person to promptly (but in any event within five (5) days after becoming a Credit Party) execute and deliver to the holders of the Notes a written undertaking (in form and substance reasonably satisfactory to the Majority Holders) in favor of the holders of the Notes pursuant to which such Person acknowledges and agrees to be bound by the terms of the Guaranty as a guarantor thereunder.

5.             Events of Default.

(a)           Definition.  For purposes of this Note, an “Event of Default” shall be deemed to have occurred if any one or more of the following conditions or events shall occur:

(i)            the Payors fail to pay  in cash when due and payable (whether at maturity or otherwise) the full amount of interest then accrued on any Note and/or the full amount of any principal payment on any Note; provided, that any interest which is paid in kind in accordance with Section 1(c) of any Note shall no longer be deemed to be due and payable and no Event of Default under any such Note shall exist due to the fact that such interest is not paid in cash at such time;

(ii)           any of the Payors breach or otherwise fail to perform or observe any other provision or agreement contained in any of the Notes or any Credit Party breaches or otherwise fails to perform or observe any provision or agreement contained in the Guaranty;

(iii)          any of the Payors or any of their respective Material Subsidiaries makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating any Payor or any Material Subsidiary of any Payor bankrupt or insolvent; or any order for relief with respect to any Payor or any Material Subsidiary of any Payor is entered under the Federal Bankruptcy Code; or any Payor or any Material Subsidiary of any Payor petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of any Payor or any Material Subsidiary of any Payor, or of any substantial part of the assets of any Payor or any Material Subsidiary of any Payor, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to any Payor or any Material Subsidiary of any Payor under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against any Payor or any Material Subsidiary of any Payor and either (A) any Payor or any Material Subsidiary of any Payor by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days;

(iv)          a judgment in excess of $20,000,000 is rendered or entered against any Payor or any Subsidiary of any Payor and, within 60 days after entry thereof, such judgment is not discharged in full or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged in full; or

(v)           (A) failure of any Payor and/or any of their respective Subsidiaries (including any Credit Party) to pay when due any principal of or premium on or interest on or any other amount in the nature of interest payable in respect of one or more items of Indebtedness (other than Indebtedness under the Notes) with an aggregate principal amount of $19,837,500 or more, in each case beyond the grace period, if any, provided therefor; or (B) breach or default by any Payor and/or any of their respective Subsidiaries (including any Credit Party) with respect to any other material term of any loan agreement, mortgage, indenture or other agreement relating to one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (A) above, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that with respect to any such failure to pay or breach or default under the 1st Lien Loan Agreement or the 2nd Lien Loan Agreement, such event shall only constitute an Event of Default hereunder if (1) there is an 1st Lien Event of Default under subsection 8.1(a) of the 1st Lien Loan Agreement, (2) there is an 2nd Lien Event of Default under subsection 8.1(a) of the 2nd Lien Loan Agreement, (3) if the obligations under the 1st Lien Loan Agreement and/or the 2nd Lien Loan Agreement shall have been accelerated, (4) if 180 days have passed since the date of any 1st Lien Event of Default (other than a 1st Lien Event of Default under subsection 8.1(a) of the 1st Lien Loan Agreement) and such 1st Lien Event of Default has not been cured or waived during such period or (5) if 180 days have passed since the date of any 2nd Lien Event of Default (other than a 2nd Lien Event of Default under subsection 8.1(a) of the 2nd Lien Loan Agreement) and such 2nd Lien Event of Default has not been cured or waived during such period.

The foregoing shall constitute “Events of Default” whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

(b)           Consequences of Events of Default.

(i)            If any Event of Default has occurred, the interest rate otherwise applicable to the Notes under Section 1 hereof shall automatically increase immediately by an increment of 200 basis points above the rate determined pursuant to Section 1(a) of this Note to the extent permitted by applicable law.  Any increase of the interest rate resulting from the operation of this Section 5(b)(i) shall terminate as of the close of business on the date on which no Events of Default exist.

(ii)           If an Event of Default of the type described in Section 5(a)(iii) has occurred, the aggregate principal amount of the Notes (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holders of the Notes, and the Payors shall immediately pay to the holders of the Notes all amounts due and payable with respect to the Notes.

(iii)          If any other Event of Default of the type described in Section 5(a)(v) has occurred, the Majority Holders may declare all or any portion of the outstanding principal amount of the Notes (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of the Notes (together with all such other amounts then due and payable), which declaration of payment shall be binding on all of the holders of Notes, with any payments in connection with the declaration of a partial repayment of the Notes to be applied in accordance with Section 3(b) of the Notes. The Payors shall give prompt written notice of any such demand to the other holders of Notes.

(iv)          If any other Event of Default of the type described in Section 5(a)(i) has occurred and continued for 10 days without cure or any other Event of Default (other than an Event of Default under Section 5(a)(i), Section 5(a)(iii) or Section 5(a)(v)) has occurred and continued for 30 days without cure, the Majority Holders may declare all or any portion of the outstanding principal amount of the Notes (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of the Notes (together with all such other amounts then due and payable), which declaration of payment shall be binding on all of the holders of Notes, with any payments in connection with the declaration of a partial repayment of the Notes to be applied in accordance with Section 3(b) of the Notes. The Payors shall give prompt written notice of any such demand to the other holders of Notes.

(v)           Each holder of the Notes shall also have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

6.             Covenants.

(a)           Notice of Events of Default.  Promptly (but in any event within five days) after the discovery or receipt of notice of (x) any Event of Default, Potential Event of Default, 1st Lien Event of Default or 2nd Lien Event of Default or (y) the occurrence of any event or change that has caused or results in, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence thereof and what actions Parent and its Subsidiaries have taken and propose to take with respect thereto.

(b)           No Restrictions on Transferability.  As long as any Note is issued and outstanding, none of the Payors will take, or cause or permit to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of any holder of a Note freely to sell, transfer, assign, pledge or otherwise dispose of any such Note (and/or any portion thereof) or would restrict or limit the rights of any transferee of any such Note (and/or any portion thereof)  as a holder of a Note.

(c)   Approval of Certain Activities.  So long as any Notes remain outstanding, none of the Payors shall, and shall not permit any their respective Subsidiaries to, take any of the following actions without the affirmative written consent of the Majority Holders:

(i)            directly or indirectly declare or pay, or permit any Subsidiary to declare or pay, any dividends or make any distributions upon any of its capital stock or other Equity Securities (including any Equity Equivalents), except that (a) Parent may declare and pay or make dividends or distributions payable in shares of Common Stock issued ratably upon the outstanding shares of Common Stock and (b) any Subsidiary may declare and pay dividends or make distributions to Parent or any wholly-owned direct or indirect Subsidiary of Parent;

(ii)           directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of Parent’s Equity Securities or Equity Equivalents or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, except for acquisitions of capital stock pursuant to agreements or plans, including equity incentive agreements with service providers, which allow Parent to repurchase shares of Common Stock upon the termination of services or an exercise of Parent’s right of first refusal upon a proposed transfer, in each case only so long as no Event of Default or Potential Event of Default is in existence immediately prior to or is otherwise caused by any such repurchase or other action;

(iii)          with respect to the Payors, take any action, or permit any action to be taken, which would be prohibited under Section 6.3 (Negative Pledges), Section 6.6 (Investments), Section 6.8 (Fundamental Changes; Disposition of Assets; Acquisitions), Section 6.11 (Transactions with Stockholders and Affiliates) and/or Section 6.12 (Conduct of Business) of the 1st Lien Loan Agreement (assuming, for such purpose, that Parent and the other Subsidiary Obligors are each a “Credit Party” thereunder and determined without giving effect to any waiver of compliance with and/or other modification of such terms);

(iv)          with respect to the Credit Parties, create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, Indebtedness, other than such Indebtedness that is otherwise expressly permitted under the terms of Section 6.1 of the 1st Lien Loan Agreement;

(v)           with respect to the Payors, create, incur, assume or suffer to exist, or permit any Subsidiary Obligor to create, incur, assume or suffer to exist, Indebtedness, other than (i) such Indebtedness, the proceeds of which are used to prepay the Notes in full in accordance with Section 2(b)(ii)(B) or (ii) to the extent the proceeds of such Indebtedness are not used to prepay the Notes in full, such Indebtedness is expressly subordinated to the Notes on terms reasonably satisfactory to the Majority Holders;

(vi)          with respect to the Credit Parties, create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Liens other than Liens that are expressly permitted under the terms of Section 6.2 of the 1st Lien Loan Agreement;

(vii)         with respect to the Payors, create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Liens other than any Liens that are expressly permitted under the terms of Section 6.2 of the 1st Lien Loan Agreement (and determined without giving effect to any waiver of compliance with and/or other modification of such terms) or Liens to secure Indebtedness permitted under Section 6(c)(v) hereof;

(viii)        in the case of any Subsidiary Obligor and Aldabra Holding Sub LLC, issue or sell (and Parent shall not permit any such Person to issue and sell), any shares of the capital stock or other Equity Securities (including any Equity Equivalents), or rights to acquire shares of the capital stock or other Equity Securities (including any Equity Equivalents), of any such Person to any Person other than Parent or a wholly-owned Subsidiary Obligor of Parent;

(ix)           permit any Payor to become a Credit Party and/or guarantor under the 1st Lien Loan Agreement and/or 2nd Lien Loan Agreement and/or otherwise become liable and/or responsible (whether by contract or otherwise) thereunder for any liability or obligation of any Credit Party thereunder; and/or

(x)            agree to any of the foregoing.

Notwithstanding the foregoing, no consent of the Majority Holders shall be required with respect to any of the actions or activities set forth in clauses (iii) through (vii) and clause (viii) (to the extent related to clauses (iii) through (vii)) at such time as BC LLC and/or its Affiliates cease to be the Majority Holders.

(d)           Current Public Information.  From and after the date hereof, Parent shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall provide such information (including a copy of the most recent annual or quarterly report of Parent, and such other reports and documents so filed as a holder may reasonably request (to the extent available) in availing itself of any rule or regulation of the Securities and Exchange Commission allowing a holder to sell any such securities without registration) and shall take such further action as any holder or holders of Restricted Securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to Rule 144 and Rule 144A adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.  Without limiting the generality of the foregoing, with a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission that may permit the transfer or sale of the Restricted Securities (in whole or in part) to the public without registration, Parent agrees at all times to use its reasonable best efforts to:  (a) make and keep public information regarding Parent available as those terms are understood and defined in Rule 144 and Rule 144A under the Securities Act; (b) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and (c) so long as a holder holds any Restricted Securities, furnish to the holder forthwith upon written request a written statement by Parent as to its compliance with the reporting requirements of Rule 144 and Rule 144A.

7.             Transfer of Restricted Securities.

(a)           General Provisions. Restricted Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and

Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in Section 7(b) below, any other legally available means of transfer.

(b)           Opinion.  In connection with the transfer of any Restricted Securities (other than a transfer described in Section 7(a)(i) or (ii) above), the holder thereof shall deliver written notice to Parent describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to Parent’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act.  In addition, if the holder of the Restricted Securities delivers to Parent an opinion of counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, Parent shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 7(d).  If Parent is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to Parent in writing its agreement to be bound by the conditions contained in this Section 7.

(c)           Legend Removal.  If any Restricted Securities cease, in accordance with the definition therewith, to be “Restricted Securities”, Parent shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 7(d) from the certificates for such Restricted Securities.

(d)           Legend.  Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

“The security represented by this instrument was originally issued on February 22, 2008, and has not been registered under the Securities Act of 1933, as amended.  The transfer of such security is subject only to the conditions specified in Section 7 of this Note.”

8.             Amendment and Waiver.  Except as otherwise expressly provided herein, the provisions of the Notes may be amended and the Payors may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Parent has obtained the written consent of the Majority Holders; provided that no such action shall change (i) the rate at which or the manner in which interest accrues on the Notes or the times at which such interest becomes payable, (ii) any provision relating to the scheduled payments or prepayments of principal on the Notes or (iii) any provision of this Section 8, without the written consent of the holders at least 75% of the outstanding principal amount of the Notes.

9.             Definitions.  For purposes of the Notes, the following capitalized terms have the following meaning:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified (it being understood and agree that from and after the Closing (as such term is defined in the Purchase Agreement), for purposes of the Notes, none of Parent or any of its Subsidiaries shall be deemed to be an Affiliate of BC LLC or any of its Subsidiaries or Boise Cascade Holdings, L.L.C.).

“Board” means (i) in the case of a Person that is a limited liability company, the managers authorized to act therefor (or, if the limited liability company has no managers, the members), (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (iii) in the case of a Person that is a limited partnership, the board of directors of its corporate general partner (or, if the general partner is itself a limited partnership, the board of directors of such general partner’s corporate general partner) and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person; provided that, in each case, the “Board” shall be deemed to include any duly authorized committee thereof that is authorized to take the action in question.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in New York, New York or Boise, Idaho are closed for business as a result of federal, state or local holiday.

“Closing” has the meaning ascribed to such term in the Purchase Agreement.

“Common Stock” means (i) Parent’s Common Stock, par value $0.0001 per share, and (ii) any common stock of Parent (or any successor-in-interest to Parent) issued or issuable with respect to the securities referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization

“Credit Party” has the meaning ascribed to such term in the 1st Lien Loan Agreement; provided that any such Person shall cease to be a “Credit Party” hereunder as such time as such Person ceases to be a Credit Party under the 1st Lien Loan Agreement.

“Effective Date” means February 22, 2008.

“Equity Equivalents” means, with respect to any Person, any securities convertible into or exchangeable for any Equity Securities of such Person, including warrants, options and other rights to acquire Equity Securities of such Person.

“Equity Securities” means, with respect to any Person, any shares, share derivatives, share appreciation rights, or other rights or instruments containing equity-like features or otherwise based on changes in the enterprise value of such Person or its Affiliates and any rights to acquire any such right or instrument.

“Event of Default” means each (and any) of the conditions or events set forth in Section 5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“1st Lien Event of Default” means an Event of Default as defined in the 1st Lien Loan Agreement.

“1st Lien Loan” means any Loan (as such term or any similar term is defined in the 1st Lien Loan Agreement).

“1st Lien Loan Agreement” means that certain Credit and Guaranty Agreement dated as of the date hereof, by and among Boise Paper Holdings, L.L.C., a Delaware limited liability company, Parent Sub, the other Subsidiaries of Parent party thereto, the lenders and agents party thereto, Goldman Sachs Credit Partners L.P., as Joint Lead Arranger, Administrative Agent and Collateral Agent, and Lehman Brothers Inc., as Joint Lead Arranger, as amended, restated, supplemented, modified, replaced or Refinanced from time to time.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a capitalized liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), including any earn-out obligations incurred in connection with any acquisition; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that if recourse for such Indebtedness is limited to such property, the amount of Indebtedness arising under this clause (v) shall be limited to the lesser of (a) the outstanding principal amount thereof and (b) the fair market value of the property subject to such Lien; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.

“Lien” has the meaning ascribed to such term in the 1st Lien Loan Agreement.

“Loans” means, collectively, the 1st Lien Loans and 2nd Lien Loans.

“Majority Holders” means, at any time, the holders of at least a majority of the aggregate unpaid principal amounts of the Notes then outstanding.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, results of operations, assets or financial condition of Parent and its Subsidiaries taken as a whole; (ii) the ability of any Obligor to perform any of its material obligations under the Notes; (iii) the legality, validity, binding effect or enforceability against an Obligor of any Note; or (iv) the rights, remedies and benefits available to, or conferred upon, any holder of a Note under any such Note.

“Material Subsidiary” has the meaning ascribed to such term in the 1st Lien Loan Agreement.

“Maturity Date” means August 21, 2015; provided that, if such date is later than 181 days after the scheduled maturity of the latest maturity date of any Indebtedness evidenced by either the 1st Lien Loan Agreement and/or the 2nd Lien Loan Agreement (after giving effect to any amendments, supplements and/or modifications to any such agreements), then the “Maturity Date” shall automatically be deemed to be 181 days after the scheduled maturity of the latest maturity date of any Indebtedness evidenced by either the 1st Lien Loan Agreement and/or the 2nd Lien Loan Agreement.

“Officer’s Certificate” means a certificate signed by Parent’s chief executive officer, president or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer’s knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Parent Sub” means Aldabra Holding Sub LLC, a Delaware limited liability company.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Potential Event of Default” means any event or occurrence which with the passage of time or the giving of notice or both would constitute an Event of Default.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.  All such terms shall include any subsequent Refinancing of any Indebtedness issued in connection with any Refinancing.  As used in this Note or the Guaranty, section references to the 1st Lien Loan Agreement and the 2nd Lien Loan Agreement, solely as such sections of the 1st Lien Loan Agreement and the 2nd Lien Loan Agreement are applicable to the Credit Parties, shall be deemed to be references to comparable sections in agreements, documents or instruments evidencing any Refinancing thereof.

“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Restricted Securities” means (i) this Note and (ii) any securities issued with respect to the securities referred to in clauses (i) in connection with a recapitalization, merger, consolidation or other reorganization.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 7(d) hereof have been delivered by Parent in accordance with Section 7.  Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from Parent, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 7(d).

“2nd Lien Event of Default” means an Event of Default as defined in the 2nd Lien Loan Agreement.

“2nd Lien Loan” means any Loan (as such term or any similar term is defined in the 2nd Lien Loan Agreement).

“2nd Lien Loan Agreement” means that certain Second Lien Credit Agreement dated as of the date hereof, by and among Boise Paper Holdings, L.L.C., a Delaware limited liability company, Parent Sub, the other Subsidiaries of Parent party thereto, the lenders and agents party thereto, Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc. as Joint Lead Arrangers and Lehman Commercial Paper Inc. as Administrative Agent and Collateral Agent, as amended, restated, supplemented, modified, replaced or Refinanced from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

10.           Transfers.  Parent shall maintain a register for recording the ownership and the transfer of the Notes.  Upon surrender of this Note for registration of transfer or for exchange to Parent at its principal office, the Payors at their sole expense shall execute and deliver in exchange therefor a new Note or Notes, as the case may be, as requested by the holder or transferee, which aggregate the unpaid principal amount of the Note(s) so transferred or exchanged, registered as such holder or transferee(s) may request, as applicable, dated so that there will be no loss of interest on such surrendered Note(s) and otherwise of like tenor.  The issuance of new Note(s) shall be made without charge to the holder(s) of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Payors in connection with such issuance; provided that the holder of this Note shall pay any transfer taxes associated therewith.  The Payors shall be entitled to regard the registered holder of this Note as the owner and holder of the Notes so registered for all purposes until Parent is required to record a transfer of this Note on its register.

11.           Replacement.  Upon receipt of evidence reasonably satisfactory to Parent of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to Parent (provided that, if the holder of this Note is a financial institution, its own unsecured agreement shall be satisfactory) or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Payors, at their expense, shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note.  Any Note in lieu of which any such new Note has been so executed and delivered by the Payors shall not be deemed to be an outstanding Note.

12.           Waivers.  The Payors hereby waives presentation for payment, demand, notice of nonpayment and notice of protest with respect to this Note.

13.           Cancellation.  After all principal and accrued interest owed on this Note has been paid in full, this Note shall be surrendered to Parent for cancellation and shall not be reissued.

14.           Form of Payments.  All payments to be made to the holders of the Notes shall be made in the lawful money of the United States of America in immediately available funds to an account designated in writing by the holder to Parent, with no offsets against or withholding from any payments due hereunder.  Payments of principal and interest and other amounts on this Note shall be delivered as directed by prior written notice by the holder of this Note to Parent or, if not specified by such holder, then to such holder, at the address of such holder as set forth on Parent’s records or at such other address as is specified by prior written notice by such holder to Parent.

15.           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, (iv) if delivered by telecopy, upon confirmation of successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (y) on the next day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day, or (v) if delivered by Internet mail (with a delivery report), provided the relevant computer record indicates a full and successful transmission or no failure message is generated (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party or is transmitted on a day that is not a Business Day.  Such notices, demands and other communications shall be sent to the holder of this Note at the address for such holder on Parent’s register and to the Payors at the respective addresses indicated below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

Payors:

Aldabra 2 Acquisition Corp. (to be renamed Boise Inc.)
c/o Boise Paper Holdings, L.L.C.
1111 West Jefferson Street, Suite 200
Boise, Idaho 83702-5388
Attention: Chief Financial Officer
Telecopier: (208) 384-4913
Email: RobMcNutt@BoiseInc.com

with a copy to:

Boise Paper Holdings, L.L.C.
1111 West Jefferson Street, Suite 200
Boise, Idaho 83702-5388
Attention: General Counsel
Telecopier: (208) 384-7945
Email: Legal@BoiseInc.com

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

16.           Business Days.  If any payment is due, or any time period for giving notice or taking action expires, on a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day, and interest shall continue to accrue in accordance with this Note until any such payment is made.

17.           Survival.  All representations, warranties, covenants and agreements of each Payor contained herein or made in writing in connection herewith shall survive the issuance of this Note.

18.           Obligations.  Each of the Payors acknowledge and agree that each of them shall be jointly and severally liable for all obligations of any Payor hereunder.  In addition, in the event that any Person hereafter becomes a Subsidiary of any Payor hereunder that is organized under the laws of the State of Delaware, the Payors shall cause such Person to promptly (but in any event within five (5) days after becoming a Subsidiary of any such Payor) execute and deliver to the holder of this Note a written undertaking (in form and substance reasonably satisfactory to such holder) in favor of such holder pursuant to which such Person acknowledges and agrees to be bound by the terms of this Note as a Payor and/or Subsidiary Obligor (as applicable).  Each of the Payors acknowledges and agrees that the holder of this Note shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

19.           Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of the Notes shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Note, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

20.           Usury Laws.  It is the intention of the Payors and the holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.  If the maturity of this Note is accelerated by reason of an election by the holder hereof resulting from an Event of Default, voluntary prepayment by the Payors or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to the Payors or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Payors.  The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time.  If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Payors or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Payors.

21.           Waiver of Jury Trial. Each of the Payors and the holder of this Note, by accepting this Note, agrees that it hereby waives, to the fullest extent permitted by law, any right to jury trial of any claim, demand, action, or cause of action (i) arising under this Note or (ii) in any way connected with or related or incidental to the dealings in respect of this Note, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each of the Payors and the holder of this Note, by accepting this Note, hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that each holder of this Note and the Payors may file an original counterpart of a copy of this Note with any court as written evidence of the consent of the holder of this Note or the Payors to the waiver of the holder of this Note’s right to trial by jury.

22.           No Waiver.  The rights and remedies of the holder of this Note expressly set forth in this Note are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise.  No failure or delay on the part of the holder of this Note in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default.  No course of dealing between any of the Payors and the holder of this Note or their Affiliates, agents or employees shall be effective to amend, modify or discharge any provision of this Note or to constitute a waiver of any Event of Default.  No notice to or demand upon any Payor in any case shall entitle any Payor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the holder of this Note to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

23.   Costs.  The Payors agree to pay all costs and expenses, including reasonable attorneys’ fees and disbursements, costs of collection and court costs, incurred or paid by any holder of this Note and/or any of its Affiliates in connection with this Note.

24.   Assignment.  The rights and obligations of each Payor and the holder of this Note shall be binding upon and benefit the successors and permitted assigns and transferees of each such Payor and the holder of this Note, except that none of the Payors may assign or transfer its rights hereunder or any interest herein or delegate its liabilities, obligations or duties hereunder without the prior written consent of the Majority Holders.

25.   Waiver of Presentment, Demand and Dishonor.  Each of the Payors hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of this Note (and any and all obligations hereunder) and any and all extensions, renewals, and modifications hereof.  In any action on this Note, the holder of this Note need not produce or file the original of this Note, but need only file a photocopy of this Note certified by the holder hereof to be a true and correct copy of this Note.

26.   Usage.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

*  *  *  *  *

IN WITNESS WHEREOF, each of the Payors has executed and delivered this Note on February 22, 2008.

Aldabra 2 Acquisition Corp.

By	/s/ Jason G. Weiss
Its	Chief Executive Officer

SCHEDULE I TO THE NOTE

Date	Aggregate Principal Amount Outstanding Pre- Adjustment	Accrued and Unpaid Interest Pre-Adjustment (including Accumulated Interest per Section 1(c))	Aggregate Principal Amount Outstanding Post- Adjustment	Accrued and Unpaid Interest Post-Adjustment (including Accumulated Interest per Section 1(c))

A-2